Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2009 THIRD QUARTER FINANCIAL RESULTS

Q3 FY 2009 Highlights

•	Net sales of $17.1 million
•	Expanded the Board of Directors
•	Successfully Launched an Equipment Leasing Program for the U.S.

Roselle, IL – June 5, 2009 -- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced financial results for its fiscal 2009 third quarter and nine months ended May 2, 2009.

Consolidated net sales of $17.1 million for the third quarter of fiscal 2009 reflect a decrease of $7.3 million or 30.0% from fiscal 2008 third quarter net sales of $24.4 million.  The Medical Systems Group’s third quarter fiscal 2009 sales of $14.4 million were $6.5 million or 31.1% less than the prior year’s third quarter primarily due to decreased international sales volume associated with the global economic slowdown and reductions in capital expenditures and credit availability for customers.  Sales at the Power Conversion Group during the third quarter of fiscal 2009 were $2.7 million, approximately $0.8 million or 23.3% less than prior year’s third quarter sales, due to delays driven by customer rescheduling activity in the current period.

Consolidated gross margin as a percent of sales was 17.3% for the third quarter of fiscal 2009, compared to 23.4% in the third quarter of fiscal 2008. The Medical Systems Group, third quarter of fiscal 2009 gross margin of 15.3% was lower than the gross margin of 20.5% in the third quarter of fiscal 2008 due primarily to lower sales volumes and plants operating with excess capacity.  The Power Conversion Group’s gross margin for the third quarter of fiscal 2009 was 28.2%, versus 40.3% in the prior year third quarter, attributable to decreased sales volume.

Operating expenses for the third quarter of fiscal 2009 decreased to 21.7% of net sales from 28.3% of net sales in the same period one year ago.  This reduction was the result of a $1.9 million one-time, non cash goodwill impairment charge related to the Medical Systems Group’s U.S medical business in the third quarter of 2008, as well as a decrease of $1.1 million in selling, general and administrative expenses, primarily in the areas of litigation, general administration and marketing expenses. In addition, research and development expenses in the third quarter of fiscal 2009 of $0.4 million were $0.2 million lower than the third quarter of fiscal 2008, primarily due to the effect of favorable currency translation rates.

The operating loss for the third quarter of fiscal 2009 was $0.7 million compared to an operating loss of $1.2 million in the comparable prior year period.  The operating loss at the Medical Systems Group for the third quarter of fiscal 2009 was $0.9 million compared to $2.0 million for the same period in the prior year, due to the goodwill impairment of $1.9 million recorded during the third quarter of fiscal 2008.   The Power Conversion Group’s operating income in the third quarter of fiscal 2009 decreased by $0.7 million to $0.1 compared to $0.8 in the third quarter of fiscal 2008 due primarily to the decrease in sales noted above.

The net loss in the third quarter of fiscal 2009 was $0.8 million, or $0.04 per basic share, compared to a net loss of $1.6 million, or $0.07 per basic share in the comparable prior year period.  For the third quarter of fiscal 2009, there were approximately 22.7 million weighted average common shares diluted outstanding (“shares outstanding”) compared to 24.2 million shares diluted outstanding in the third quarter of fiscal 2008.  The decrease in diluted shares outstanding was due to the impact of warrants that expired March 28, 2009 and common shares purchased pursuant to the Company’s common stock repurchase program, which the Company’s Board of Directors suspended in January 2009.

Increased size of the Board of Directors

The Company announced on March 31, 2009 that it has increased the number of board members from four members to five when the Board nominated Scott Avila, a Partner with CRG Partners.  The Company views this as an opportunity to add expertise relative to business development, executive leadership, raising capital and financial oversight to its Board.

Equipment Lease Program

The Company announced on May 7, 2009 that it has partnered with Beacon Funding Corporation to provide the Del Medical leasing program that is currently being rolled out to Del Medical dealers nationwide. The program provides a lease-to-own option that allows Del dealers to facilitate sales and provide more diversity for financing at a time when customers are trying to manage working capital more efficiently.

Office Relocation

After a search of suitable relocation alternatives, the Company found an ideal location in Roselle, Illinois.  The Company was specifically looking for a facility that could support its business operations and Corporate headquarters.  The Company’s Del Medical operations and Corporate headquarters were previously located in Frankin Park, Illinois.  The move to the new facility will result in an annual cost saving of approximately $0.3 million.

BACKLOG

Consolidated backlog at May 2, 2009 was $14.9 million compared to a backlog at August 2, 2008 of approximately $22.7 million.   The Company’s Medical System segment experienced a decrease in third quarter fiscal 2009 backlog of $9.3 million from August 2, 2008, due to a weak global economy. The backlog in the Power Conversion Group of $5.6 million reflects an increase of $0.2 million from levels at the beginning of the fiscal year.  Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at May 2, 2009 reflected working capital of $22.1 million, which included $4.0 million of cash and cash equivalents.  As of May 2, 2009, Del Global had outstanding borrowings of $2.6 million under its U.S. and Italian revolving credit facilities.   In the aggregate, Del Global had approximately $18.0 million of borrowing availability under its domestic and Italian revolving credit facilities.

COMMENTS

James A. Risher, Del Global’s President and Chief Executive Officer, commented, “Our results during the fiscal 2009 third quarter were disappointing but reflect the impact of a worldwide economic downturn and major capital spending reductions for radiographic products.  We are continuing to implement aggressive sales and marketing programs to encourage customers to meet their imaging needs.  New digital products offerings in our Medical Systems Group aimed at giving existing customers affordable and easy upgrade paths from their older systems are gaining acceptance.   We are continuing to implement cost reduction actions to better match our revenues and costs. Our product and market position leaves us optimistic that through continuous new product introductions and strategic agreements we can continue to stimulate demand in our existing customer base while penetrating new profitable markets both in the U.S. and overseas.”

INVESTOR CONFERENCE CALL

Del Global will host a conference call on June 8, 2009 at 10:30 AM Eastern Time / 9:30 AM Central Time to discuss these results.  The telephone number to join this conference call is (706) 634-0830: Conference ID:   13463752

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacturing and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, the Company manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.  The company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and the current economic environment.  Del Global cautions that these statements are not guarantees of future performance.  These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to:  the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.:
James A. Risher
Chief Executive Officer
(847) 288-7065

Mark A. Zorko
Chief Financial Officer
(847) 288-7003

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 2, 2009	April 26, 2008	May 2, 2009	April 26, 2008

Net Sales	$17,104	$24,450	$64,131	$81,059
Cost of Sales	14,141	18,735	50,061	61,424

Gross Margin	2,963	5,715	14,070	19,635

Selling, General and Administrative	3,211	4,335	10,917	12,240
Research and Development	457	677	1,452	1,814
Goodwill Impairment	36	1,911	-	1,911
Litigation Settlement	-	-	3,736	60
Total Operating Expenses	3,704	6,923	16,105	16,025

Operating Income (Loss)	(741)	(1,208)	(2,035)	3,610

Interest Expense, net	(92)	(80)	(192)	(229)
Other Income (Loss)	167	(26)	99	29

Net Income(Loss) Before Income Tax Provision	(666)	(1,314)	(2,128)	3,410
Income Tax Provision	149	324	1,096	2,515

Net Income (Loss)	$(815)	$(1,638)	$(3,224)	$895

Net Income (Loss) Per Basic Share	$(0.04)	$(0.07)	$(0.14)	$0.04

Net Income (Loss) Per Diluted Share	$(0.04)	$(0.07)	$(0.14)	$0.04

Weighted Average Number of Common Shares
Outstanding:
Basic	22,718	24,197	23,474	24,179
Diluted	22,718	24,197	23,474	24,715

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED  BALANCE SHEET DATA
(In thousands, except per share data)
(Unaudited)

	May 2, 2009	August 2, 2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,005	$7,828
Trade receivables, net	17,089	25,218
Inventories	17,320	18,439
Prepaid expenses and other current assets	1,735	2,085
Total current assets	40,149	53,570

NON-CURRENT ASSETS:
Property plant and equipment, net	6,167	7,377
Deferred income taxes	617	770
Goodwill	4,526	4,526
Other assets	81	110
Total non-current assets	11,391	12,783
TOTAL ASSETS	$51,540	$66,353

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving loan	$2,629	$-
Current portion of long-term debt	1,549	1,797
Accounts payable - trade	8,416	12,191
Accrued expenses	5,467	8,378
Total current liabilities	18,061	22,366

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	2,555	4,504
Deferred income taxes	2,414	3,320
Total non-current liabilities	4,969	7,824
Total liabilities	23,030	30,190

SHAREHOLDERS’ EQUITY:
Total shareholders’ equity	28,510	36,163
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$51,540	$66,353